Exhibit 8.1.2.

THIS NOTE AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND ARE SUBJECT TO CERTAIN INVESTMENT REPRESENTATIONS. THIS NOTE AND THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, OFFERED FOR SALE, OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT AND SUCH APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO MORGAN BEAUMONT, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

SENIOR SECURED

CONVERTIBLE PROMISSORY NOTE

MORGAN BEAUMONT, INC.

August 2, 2006

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE
$XXXXX	Bradenton, Florida
August 2, 2006

FOR VALUE RECEIVED, MORGAN BEAUMONT, INC., a Nevada corporation ("MBI"), promises to pay to the order of the XXXXX (the "Holder"), up to the sum of XXXXX ($XXXXX) in legal and lawful money of the United States of America, with the simple interest thereon from the date hereof (the "Loan Date") on the outstanding principal balance, at the rate of nine percent (9%) per annum, pursuant to the terms and conditions outlined in this Convertible Promissory Note (this "Note").

I.

PAYMENT OBLIGATIONS

1.1        Maturity. MBI shall repay the unpaid principal in full, together with all accrued and unpaid interest thereon and all other amounts then due hereunder, upon the earlier of the following to occur: (i) five (5) business days after "Closing" a "Qualified Financing"; or, (ii) the six (6) month anniversary of the Loan Date; unless sooner (i) accelerated, or (ii) paid in accordance with the terms hereof. The terms "Closing" and "Qualified Financing" are defined in Section 2.3 below.

1.2.       Interest. Interest shall accrue on the unpaid balance of this Note commencing on the Loan Date at the aforesaid rate and continuing until the repayment of this Note, in full. Interest shall be computed on the unpaid principal hereunder on the basis of a three hundred sixty (360) day year and the actual days elapsed from the Loan Date.

1.3        Prepayments. MBI shall have the right, at any time, to prepay any unpaid principal or interest due hereunder. All payments shall be applied to costs of collection (if any) first, then to accrued interest, and with the remainder, if any, applied to reduction of the principal sum due hereunder. Notice of any prepayment shall be given by mail at least ten (10) days prior to the prepayment date. No further interest will accrue on the portion of this Note to be prepaid from and after the date fixed for prepayment if payment of the amount has been made or duly provided for. Notwithstanding anything herein to the contrary, the Holder shall have the right to convert all or part of the principal balance of this Note into Conversion Securities after receiving the notice of prepayment, but prior to the prepayment date.

1.4        Delivery of Payments. All payments under this Note, whether of principal or interest or costs of collection, shall be made to Holder in lawful money of the United States at such place as Holder shall designate in writing to MBI.

1.5        Illegality. Nothing this Note shall be construed or shall operate, either presently or prospectively, (a) to require MBI to pay interest at a rate greater than is at any time lawful in such case to contract for but shall require payment of interest only to the extent of such lawful rate, or (b) to require MBI to make any payment or do any act contrary to law. If it should be held that the interest payable under this Note is in excess of the maximum permitted by law, the interest chargeable hereunder (whether included in the face amount or otherwise) shall be reduced to the maximum amount permitted by law, and any excess of the said maximum amount permitted by law shall be cancelled automatically and, at the option of Holder, if theretofore or thereafter paid, shall be either refunded to MBI or credited to the principal balance of this Note (without prepayment penalties) and applied to the payment of the last maturing installment or installments of the indebtedness evidenced hereby (whether or not then due and payable) and not to the payment of interest.

1.6        Secured Obligation. This Note shall be secured by a first priority security interest in all of MBI's assets. MBI hereby authorizes Holder to file a UCC-1 financing statement to evidence the perfection of Holder's security interest. MBI will also enter into a security agreement reasonably acceptable to Holder to further evidence the terms of the grant of security interest.

II.

CONVERSION RIGHTS

2.1        Optional Conversion Upon Closing of Qualified Financing. MBI shall provide written notice to Holder of any proposed Qualified Financing at least five (5) days prior to the Closing of such Qualified Financing. Holder may then, in its absolute and sole discretion upon written notice to MBI no later than five (5) business days after the Close of the Qualified Financing, convert this Note, in whole or in part, without any further action by Holder (other than the written notice), into common stock of MBI or at Holder's election such other securities issued by MBI in such offering (the "Conversion Securities") based on the outstanding principal amount hereof together with all accrued and unpaid interest thereon and costs of collection, if any, at a conversion price equal to the same price per share and under the same terms and conditions as under the Qualified Financing. As a result of a conversion pursuant to this section 2.1, if there are any Conversion Securities that have not already been registered pursuant to section 4.3 of this Note, then in connection with such Conversion Securities, MBI shall grant to Holder the same demand registration rights offered to investors in the Qualified Financing.

2.2        Optional Conversion Upon Failure to Obtain Qualified Financing. In the event there is no Closing of a Qualified Financing and this Note has not been repaid in full within six (6) months of the Loan Date, then Holder may at any time thereafter prior to payment in full of all amounts due hereunder, in its absolute and sole discretion upon written notice to MBI, convert this Note, in whole or in part, without any further action by Holder (other than the written notice), into Conversion Securities based on the outstanding principal amount hereof together with all accrued and unpaid interest thereon and costs of collection, if any, at a conversion price equal to five cents ($0.05) per share of the Conversion Securities. As a result of a conversion pursuant to this section 2.2, if there are any Conversion Securities that have not already been registered pursuant to section 4.3 of this Note, then in connection with such Conversion Securities, MBI shall grant to Holder demand registration rights on terms substantially the same as those offered in section 4.3 of this Note.

2.3        Optional Fixed Price Conversion. Holder may convert all or any part of this Note at any time upon five (5) days written notice to MBI, at a conversion price of twenty five cents ($0.25) per share, irrespective of any other conversion rights set forth herein. In the event MBI sells any form of securities in a Qualified Financing for less than $0.25 per share prior to the repayment of this Note, the Conversion Price shall be reduced to equal such lesser price. The Exercise Price for shares issued upon exercise of the Warrant shall also be reduced to such lower price. In the event of a sale of securities at a price of less than $0.25 per share, the number of Warrant Shares (as defined below) to be issued shall be increased to continue to provide 100% warrant coverage on the Note. By example, if the effective price is reduced from $0.25 per share to $0.20 per share, the number of Warrant Shares for each dollar loaned to MBI will increase from four (4) to Five (5).

2.4          Qualified Financing. For purposes of this Note, the term "Qualified Financing" shall mean a third party investment in MBI occurring after the Loan Date in which MBI receives from one or more investors gross proceeds in immediately available funds of at least Five Million Dollars ($5,000,000) in exchange for Securities of MBI. The "Closing" of the Qualified Financing shall mean the actual receipt of the proceeds by MBI from the Qualified Financing.

2.5        Reservation of Securities. MBI shall reserve, for the life of this Note, such Conversion Securities as Holder is entitled to receive upon conversion of the Note, MBI will take any action as is reasonably necessary to ensure that there is a sufficient quantity of such Conversion Securities into which the Note can be converted.

2.6        Costs. MBI shall pay all documentary, stamp, transfer or other transitional taxes attributable to this Note and the Warrants.

2.7        Approvals. If any shares of Conversion Securities to be reserved for the purpose of conversion of all or any portion of this Note require registration with or approval of any governmental authority under any law before such shares may be validly issued or delivered upon conversion, then MBI will use its best efforts to secure such registration or approval, as the case may be.

2.8        Valid Issuance. All shares of Conversion Securities issued based upon conversion of all or any portion of this Note will, upon such issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and MBI shall take no action that will cause a contrary result.

2.9        Execution of Additional Agreements. Holder agrees that upon conversion of this Note into Conversion Securities, if other purchases of Conversion Securities under the proposed Qualified Financing were generally asked to such agreements, Holder will not unreasonably withhold consent to enter into any and all such additional agreements and/ or modifications of existing agreements.

III.

DEFAULTS; REMEDIES; ACCELERATION RIGHTS

3.1        Events of Default. The term "Event of Default", as used in this Note, shall mean any one of the following (regardless of the reason or cause of such Event or Default):

(a)         MBI fails to make a payment, when due, of any principal or interest due on this Note, and such default continues for a period of fifteen (15) days after the receipt of written notice from Holder;

(b)         The entry of any decree or order by a court having jurisdiction adjudging MBI a debtor or insolvent, or approving as property filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of MBI under the Bankruptcy Code or any other applicable federal or state law, the appointment of a receiver, liquidation, assignee, trustee, sequestrator, or other similar official of MBI, or of any substantial part of the property of MBI, and the continuance of any such decree or order unstayed, undischarged or undismissed and in effect for more than sixty (60) consecutive days;

(c)         Institution by MBI of proceedings, under the Bankruptcy Code or any other applicable federal or state law, seeking an order for relief, or the consent of MBI to the institution of bankruptcy or insolvency proceedings against MBI, or the consent by MBI to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee, sequestrator, or other official of or for MBI or any substantial part of the property of MBI, or the making by MBI of any assignment for the benefit of creditors;

(d)         A material breach by MBI of any other term or provision of this Note, which continues for twenty (20) days after MBI knows or should have known of such breach; or

(e)	MBI shall adopt a plan of liquidation or dissolution.

3.2        Remedies. If any Event of Default occurs, the Holder, by written notice to MBI, may declare the entire unpaid principal of this Note and accrued interest thereon due and payable and such presentment, notice, protest or demand of any kind (all of which are expressly waived by MBI). Upon an Event of Default and acceleration under this Section 3.2, Holder will have full recourse against any tangible or intangible assets of MBI and may pursue any legal or equitable remedies available to it hereunder to collect and otherwise enforce this Note. Holder shall have a full right of offset for any amounts due upon such Event of Default against any amounts payable by Holder to MBI.

3.3.       Optional Acceleration Upon Acquisition. In the event of a (i) sale of substantially all of the assets of MBI; (ii) a merger in which MBI is not the surviving entity; or (iii) transaction in which more than fifty percent (50%) of the issued and outstanding shares of common stock of MBI are sold or exchanged, then MBI shall provide timely notice of the transaction to Holder, Holder may, within ten (10) days of receipt of such notice, at its option and sole discretion, by written notice to MBI, either (i) accelerate repayment of this Note or (ii) cause the outstanding principal amount and all interest accrued thereon to be converted to Conversion Securities pursuant to Section 2.1, above, with Holder being given full right and opportunity to participate in the transaction causing acceleration under this Section 3.3

IV.

COVENANTS

4.1        Affirmative Convenants. Until the entire principal amount of this Note and all accrued interest and other amounts due hereunder have been paid in full, MBI hereby covenants as follows:

(a)         MBI shall permit Holder or any person Holder may designate to review all books and records, reports, accounts, and other financial documents of MBI and to copy the same and to make excerpts therefrom, all at such reasonable times and as often as Holder may reasonably request, so long as such review and copying does not unreasonably interfere with the business of MBI.

(b)           MBI will not without the prior written consent of Holder, directly or indirectly, pay any dividends or make any distributions on, or repurchase any shares of, its capital stock.

(c)           Immediately following the closing of this offering, MBI shall permit the Holder(s) of a majority of the outstanding principal amount the notes issued in this offering, or any person Holder(s) may designate, to appoint one (1) director to the board of directors of MBI.

4.2        Warrant. Pursuant to the terms and conditions of that certain Warrant to Purchase Stock concurrently executed by the Parties, a copy of which is attached hereto as Exhibit "A" and incorporated herein by reference, Holder shall be entitled to purchase fully paid and nonassessable shares of common stock of MBI (the "Warrant Shares") at an initial price equal to $0.25 per share (the "Warrant Price"). The total number of Warrant Shares shall be determined by dividing the amount borrowed pursuant to this Note by the initial Warrant Price, with the warrant being exercisable at any time after the Loan Date but in no event after the five (5) year anniversary of the Loan Date.

4.3        Registration. MBI shall file a registration statement covering the Conversion Shares and the Warrant Shares by August 18, 2006 or such later date as the majority of Holders shall designate. Subject to the terms of this Agreement, MBI shall use its reasonable best efforts to cause the registration statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, and shall use its reasonable best efforts to keep the registration statement continuously effective under the Securities Act until the date when all Conversion Shares and Warrant Shares covered by the registration statement have been sold or may be sold pursuant to Rule 144(k) as determined by the counsel to MBI pursuant to a written opinion letter to such effect, addressed and acceptable to MBI's transfer agent and the affected Holder (the "Effectiveness Period"). If at any time during the Effectiveness Period there is not an effective Registration Statement covering all of the Conversion Shares and Warrant Shares and MBI shall determine to prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with the stock option or other employee benefit plans, then MBI shall include in such registration statement all or any part of such Conversion Shares and Warrant Shares to be registered, subject to customary underwriter cutbacks applicable to all holders of registration rights.

V.

ADDITIONAL PROVISIONS

5.1        Waiver. The granting, without notice, of any extension of time for payment of any sum or sums due hereunder, or for the performance of any covenants, condition or agreement contained herein, or the granting of any other indulgences to MBI, or any other modification or amendment of this Note shall in no way release or discharge the liability of MBI, or of any endorser, guarantor or other person secondarily liable for this Note. MBI and any other persons presently liable hereon agree that additional makers, endorsers, guarantors or sureties may become parties hereto or liable hereon without notice to them and without affecting their liability hereunder. Unless agreed to the contrary in writing, failure or delay on the part of Holder to enforce any provision of this Note shall not be deemed a waiver of any such provision, nor shall the Holders be estopped from enforcing any such provision at a later time.

5.2        Entire Agreement. This Note, and all reference herein, contains the entire understanding among the parties hereto and supercedes any and all prior written or oral agreements, understandings and negotiations between them respecting the subject matter contained herein. Each and every provision of this Note is severable and independent of any other term or provision of this Note. If any term or provisions hereof is held void or invalid for any reason by a court of competent jurisdiction, such invalidity shall not affect the remainder of this Note.

5.3        Governing Law. This Note shall be governed by the laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. If any legal action, including arbitration, is necessary to enforce the terms and conditions of this Note, the prevailing party shall be entitled to costs and reasonable attorneys' fees.

5.4        Additional Documentation. The parties hereto agree to execute, acknowledge and cause to be filed and recorded, if necessary, any and all documents, amendments, notices and certificates which may be necessary or convenient under the laws of Florida.

5.5        Amendment and Assignability. This Note may be amended or modified only by a writing signed by all parties. This Note is not assignable by either party without the expressed written consent of all parties, except the Holder may assign this Note to any entity which is directly controlled by Holder.

5.6        Successors and Assigns. This Note shall be binding upon MBI and its successors and assigns.

5.7          Execution of Note. This Note may be executed in any number of original, fax, copied, or electronic counterparts, and all counterparts shall be considered together as one agreement. A faxed, electronic, or copied counterpart shall have the same force and effect as an original signed counterpart. Each of the parties hereby expressly forever waives any and all rights to raise the use of a fax machine or E-Mail to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or E-mail, as a defense to the formation of a contract.

VI.

EXECUTION AND ACCEPTANCE

This Note has been duly executed by the parties, and shall be effective as of and on the Loan Date set forth above.

PAYOR:
MORGAN BEAUMONT, INC., a Nevada corporation
By:
Cliff Wildes, Chief Executive Officer

ACCEPTANCE AND ACKNOWLEDGMENT

The Undersigned, who is the Holder under this Note, hereby accepts receipt of this Note.

HOLDER:

By:	XXXXX
Its:	XXXXX
Dated: